NEWBRIDGE CAPITAL, INC.
A NEVADA CORPORATION

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF THE RIGHTS AND PREFERENCES
OF THE SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, Donald Lake, hereby certifies the following:

I am the duly elected and acting President and Secretary of NewBridge Capital, Inc., a Nevada corporation (the "Corporation").

WHEREAS, pursuant to authority given by the Corporation's Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions ("Resolutions"); and

WHEREAS the Corporation's Articles of Incorporation, as amended, provides that the Corporation has authorized One Billion (1,000,000,000) shares of Capital Stock, of which Nine Hundred Seventy-Five Million (975,000,000) shares are designated as $0.001 par value common stock ("Common Stock"), and Twenty Five Million (25,000,000) shares are designated as $0.001 par value preferred stock ("Preferred Stock") and, further, that the designation, powers, preferences, options and other special rights and qualifications, limitations or restrictions of the shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers, designation, preferences, and other special rights, qualifications, limitations or restrictions, as expressed in a resolution or resolutions providing for the issuance of such series, as adopted by the Board of Directors of the Corporations; and

WHEREAS, effective June 30, 2003 the Corporation adopted resolutions establishing a class of Preferred Stock designated "Series A Convertible Preferred Stock" (the "Series A Preferred"), consisting of two million shares (2,000,000) which all such shares are to be issued pursuant to the Purchase Agreement between the Corporation and Asia Multimedia Co. Holdings Limited , a corporation organized under the laws of the British Virgin Islands ("AMCH") in consideration for the assumption of the liabilities, debts and executory obligations of the Corporation pursuant to the Purchase Agreement with AMCH (the "AMCH Agreement"); and,

WHEREAS, the Board of Directors of the Corporation, in negotiations with AMCH have agreed to amend certain terms and provisions of the Series A Preferred, and the parties have agreed to clarify, modify and amend the terms of the original Series A Preferred by the amendment of the Designation of the Rights and Preferences of the Series A Preferred Stock (the "Series A Certificate") to be effected by the Amended and Restated Designation of the Rights and Preferences of the Series A Preferred Stock, as more fully described in the following resolutions, duly adopted by the Board of Directors of the Corporation from its negotiations with AMCH and in accordance with the AMCH Agreement("Resolutions"), as follows:

RESOLVED, pursuant to the Written Consent to Action Without A Meeting (the "Consent"), a copy of which is attached to these resolutions, and the unanimous approval by the Corporation's Board of Directors by their signatures below, the Board hereby modifies and amends the rights, preferences, and privileges of the series of Preferred Stock designated as "Series A Convertible Preferred Stock" (the "Series A Preferred"). The rights, preferences, and

privileges of the Series A Preferred relative to those of the Common Stock of the Corporation set forth in these resolutions shall continue to be designated as Series A Convertible Preferred Stock but, for the purposes of these Resolutions shall be referred to as "Series A Preferred", and shall supercede and amend for all purposes the previous rights, preferences, and privileges of any class or series of Preferred Stock established and designated prior to the date of these Resolutions, including but not limited to the Series A Preferred established by the Board on June 30, 2003, as follows:

1.0 Designation and Rank.

The Series A Preferred shall consist of Two Million (2,000,000) shares, and shall be senior to the Corporation's Common Stock and all other shares of Preferred Stock that may be later authorized unless agreed to in writing by a majority of those holding shares of Series A Preferred at the time.

2.0 Dividend Rate and Rights.

Holders of the Series A Preferred shall be entitled to receive Common Stock dividends or other distributions with the holders of the Common Stock on an "as converted" basis when, as, and if declared by the Directors of the Corporation.

3.0 Conversion into Common Stock.

3.1 Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, and subject to notice requirements of paragraph 3.2, at any time following 65 (sixty-five) days after the date of issuance and only following an Event of Default, as defined in paragraph 11 hereof (the "Protective Covenants") and following notice from Series A Preferred Shareholders representing 51% of such Preferred Shares to NBGC that they have elected to declare such an Event as a Default of the Protective Covenants as set forth herein, and after providing NBGC at least 30 days written notice of such shareholders declaration of such default, whereupon the Corporation shall have the opportunity to cure said default. In the event the subject Event of Default is not cured within the earlier of (a) ten (10) days prior to a requisite statutory filing deadline, or (b) sixty-five (65) days following such notice, then the shares of Series A Preferred shall be convertible into such number of fully paid and non-assessable shares of Common Stock on an all or none basis, determined by multiplying the number of issued and outstanding shares of the Corporation's Common Stock on a Fully-Diluted Basis (as hereinafter defined) as of the date of conversion, by .000001 then multiplying such product by the number of shares of Series A Preferred then issued and outstanding. "Fully-Diluted Basis" shall mean that the total number of issued and outstanding shares of the Corporation's Common Stock shall be calculated to include (a) the shares of Common Stock issuable upon exercise and/or conversion of all of the following securities (collectively, "Common Stock Equivalents"): all outstanding (a) securities convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, "Convertible Securities"), (b) subscriptions, rights, options and warrants to purchase shares of Common Stock, whether or not then exercisable (collectively, "Options"), and (c) securities convertible into or exchangeable or exercisable for Options or Convertible Securities and any such underlying Options and/or Convertible Securities.

3.2 Notice of Conversion. The Series A Preferred will automatically convert into the Corporation's Common Stock following an Event of Default by the Corporation on an all of nothing basis following the procedures set forth herein upon written notice by holders of at least 51% of the Series A Preferred issued and outstanding, of an Event of Default; provided however,

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written intent of such intent to convert shall commence upon the Corporation's receipt of the notice of the Event of Default, as set forth above in Paragraph 3.1 (a), however, unless mutually agreed to between the Corporation and the converting stockholders, conversion shall not occur before sixty-five (65) days from such written notice to the Corporation. The conversion of Series A Preferred shall utilize the formula set forth in paragraph 3.1 above, applied to the numbers of shares of Common Stock issued and outstanding, on a fully-diluted basis, on the exact date of conversion, not the day of notice. The Corporation may, in its sole discretion, waive the conditions of conversion and/or the written notice requirements and allow the partial or immediate exercise of the right to convert.

3.3 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder has at the time and is converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series A Preferred to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall given written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted.

3.4 Adjustments to Conversion Price - Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property of the Corporation to another corporation for cash, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series A Preferred at least thirty (30) days prior to the consummation of such event a notice thereof, and each such holder shall have the option to either (i) convert such holder's shares of Series A Preferred into shares of Common Stock pursuant to this Section 3 and thereafter receive the number of shares of stock or other securities or property, or cash, as the case may be, to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred would have been entitled upon such consolidation, merger or conveyance, or (ii) exercise such holder's rights pursuant to Section 8.1 (a) hereof.

4.0 No Impairment.

The Corporation will not, by amendment of its Articles of Incorporation, or by amendment to the Certificate of Designation establishing the Series A Preferred pursuant these resolutions, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue some or all of any class of its securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder

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by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4, and in the taking of all such action as may be necessary or appropriate in order to protect against impairment the conversion rights of the holders of shares of the Series A Preferred.

5.0 Certificate as to Adjustments.

Upon the occurrence of an adjustment or readjustment of the Conversion Price of the Series A Preferred pursuant to Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred a certificate setting forth such adjustment or readjustment of the shares of Series A Preferred, and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time by any holder of Series A Preferred, furnish or cause to be furnished to all holders a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the interest or amount, as the case may be, of other cash or property, which at the time would be received upon the conversion of the Series A Preferred.

6.0 Notices of Record Date.

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of shares of Series A Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

7.0 Common Stock Reserved.

The Corporation shall take such action as is necessary, and to amend the Articles of Incorporation, if required, to have authorized such number of shares of Common Stock as shall from time to time be sufficient to effect (a) conversion of the Series A Preferred into Common Stock, that number of shares of Common Stock underlying outstanding options, warrants, or other rights to acquire Common Stock granted by the Corporation.

8.0 Liquidation Preference.

8.1 Distribution upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

(a) The holders of shares of the Series A Preferred shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the Corporation by reason of their ownership of such stock, an amount equal to One Dollar ($1.00) per share with respect to each share of Series A Preferred owned as of the date of Liquidation, plus all declared but unpaid dividends with respect to such shares.

(b) If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of shares of the Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation

legally available for distribution shall be distributed among the holders of the shares of Series A Preferred ratably in proportion to the amounts to which they would otherwise be respectively entitled as if such shareholders of shares of Series A Preferred had converted their shares of Series A Preferred into shares of the Corporation's Common Stock prior to any distribution.

(c) After payment of the full amounts to the holders of shares of Series A Preferred as set forth above in Section 8.1, any remaining assets of the Corporation shall be distributed pro rata to the holders of all other classes of Preferred Stock and Common Stock (in the case of any Preferred Stock, on an "as converted" basis) into Common Stock.

8.2 Definition of Liquidation. For purposes of this Section 8, and unless a majority of the holders of the shares of Series A Preferred affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

8.3 Distributions Upon Sales or Liquidation for other than Securities. If any of the assets of the Corporation are to be distributed other than in cash under this Section 8, then the Board of Directors of the Corporation shall promptly engage recognized independent appraisers to determine the value of the assets to be distributed. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock and Common Stock of the appraiser's valuation.

9.0 Voting Rights.

Except to a liquidation, or as otherwise required by law, the holders of shares of Series A Preferred and the holders of Common Stock shall be entitled to notice of any stockholders' meeting, but shall vote as a single class upon any matter submitted to the stockholders as follows: (i) the holders of each share of Series A Preferred shall have one vote for every ten (10) shares of Series A Preferred held; and (ii) in the event of a Liquidation, the holders of shares of Series A Preferred shall have one vote per share as those holders of Common Stock held as of such date on an "as converted" basis.

10.0 Optional Redemption.

Notwithstanding any other provision of this Agreement and except as otherwise required by law, for as long as shares of Series A Preferred remain outstanding, the Corporation shall have the option to redeem all of the outstanding shares of Series A Preferred at any time on an "all or nothing" basis, unless otherwise mutually agreed in writing between the Corporation and the holders of shares of Series A Preferred holding at least 51% of such Series A Preferred, beginning sixty-five days (65) following notice by the Corporation, at a redemption price of U.S. One Dollar ($1.00) per share. Redemption payments shall only be made in cash within ten (10) business days of notice by the Corporation to redeem. Upon such redemption such Series A Preferred shall be convertible to common shares determined by multiplying the number of issued and outstanding shares of the Corporation's Common Stock on a Fully-Diluted Basis (as hereinafter defined) as of the date of conversion, by .000001 then multiplying such product by the number of shares of

Series A Preferred then issued and outstanding. "Fully-Diluted Basis" shall mean that the total number of issued and outstanding shares of the Corporation's Common Stock shall be calculated to include (a) the shares of Common Stock issuable upon exercise and/or conversion of all of the following securities (collectively, "Common Stock Equivalents"): all outstanding (a) securities convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, "Convertible Securities"), (b) subscriptions, rights, options and warrants to purchase shares of Common Stock, whether or not then exercisable (collectively, "Options"), and (c) securities convertible into or exchangeable or exercisable for Options or Convertible Securities and any such underlying Options and/or Convertible Securities.

11.0 Protective Covenants.

In addition to any other rights provided by law to the holders of the Corporation Common Stock and the Preferred Stock, for as long as shares of the Series A Preferred or any shares thereof, remain outstanding, the Corporation shall not do any of the following without first obtaining the affirmative vote by written consent of the holders of a majority of the then outstanding shares of Series A Preferred:

(a) increase the size of any incentive stock compensation plan(s) or other similar arrangements; or,

(b) make changes to the business of the Corporation; or,

(c) make any changes to the terms of the Series A Preferred or to the Corporation's Articles of Incorporation or Bylaws; or create any other class or series of Common of Preferred Stock, or create of modify the terms, rights and preferences of any class of shares now authorized, or authorized or created subsequent to the date hereof, having preferences over or being on a parity with the Series A Preferred as to dividends, liquidation, conversion or any other right and privilege of the Series A Preferred, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof, are to be used first for the retirement of all Series A Preferred then outstanding; or,

(d) accrue any indebtedness where the Corporation exclusive of subsidiaries or other business ventures of any form becomes liable for the repayment or satisfaction in the aggregate amount of Ten Thousand ($10,000) Dollars, including but not limited to any guarantee of any contingent or actual obligations, debts or indebtedness of any kind of any subsidiary of business venture of which the Corporation may be a member; or,

(e) make any change in the size or number of the Board of Directors; or,

(f) repurchase any of the Corporation's Common Stock; or,

(g) sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation, exclusive of the assets of any Subsidiary or issue more than twenty percent (20%) of the stock of the Corporation in a single transaction to any group, person or entity which, if the recipients of such newly issued shares, in the aggregate, qualify as "Affiliates", unless the proceeds from such sale is designed to redeem the Series A Preferred; or,

(h) unless otherwise agreed to in writing by at least 51% of the holders of the Series A Preferred, the Corporation shall not allow any payment of dividends unless Series A Preferred shareholders participate in such dividends as provided in Paragraph 2.0 above, or other distributions or any redemption or repurchase of stock options or warrants to purchase stock of the Corporation; or

(i) allow its listing to be lowered below the Over-The-Counter Electronic Bulletin Board, or to have the price of its shares to trade at a 30-day moving average closing Bid price of less than One Dollar ($1.00) per share for any consecutive thirty (30) day period beginning ninety (90) days following the Corporation's re-listing of its shares on the Over-the-Counter Electronic Bulletin Board.

A violation or breach of any of the above covenants shall constitute an event of default of these Protective Covenants (an "Event of Default").

12.0 Reissuance.

No share or shares of Series A Preferred acquired by the Corporation by reason of conversion or otherwise shall be reissued as shares of Series A Preferred.

13.0 Notices.

Unless otherwise specified in the Corporation's Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of shares of Series A Preferred, shall be delivered to it at its address as it appears on the stock books of the Corporation.

RESOLVED FURTHER, that the Corporation reduce the foregoing Resolutions to an Amended And Restated Certificate of Designation of the Rights and Preferences of Series A Convertible Preferred Stock, and file such Amended And Restated Certificate of Designation with the appropriate state and federal regulators, if required.

The undersigned, being the President and Secretary of NewBridge Capital, Inc., hereby certifies and declares under penalty of perjury that that the foregoing Resolutions are the act and deed of the Corporation and that the facts herein stated are true, authorized by the written consent to action by the majority of the Board of Directors of the Corporation without a meeting, pursuant to this Consent effective ~~February~~ March 23, 2005.

NewBridge Capital, Inc.

By: Donald Lake

Donald Lake
President and Secretary